Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-186364 and Form S-8 Nos. 333-221831, 333-216350, 333-207313, 333-199781, 333-184704, 333-177609, 333-162958, 333-139433, 333-139434, 333-132420, 333-128654, 333-101848, and 333-101789) of Seagate Technology public limited company (plc) and in the related Prospectuses, as applicable, of our reports dated August 2, 2019, with respect to the consolidated financial statements of Seagate Technology plc, and the effectiveness of internal control over financial reporting of Seagate Technology plc, included in this Annual Report (Form 10-K) for the year ended June 28, 2019.

/s/ Ernst & Young LLP

San Jose, California

August 2, 2019